Exhibit 99.1

Sensata Technologies Holding plc Announces Offering of an Additional $150 Million of 4.000% Senior Notes due 2029 by Sensata Technologies B.V.

SWINDON, United Kingdom, March 31, 2021 — Sensata Technologies Holding plc (NYSE: ST) (“Sensata Technologies”) today announced that its indirect wholly owned subsidiary Sensata Technologies B.V. (the “Issuer”) intends to offer, subject to market and other customary conditions, an additional $150 million in aggregate principal amount of its 4.000% senior notes due 2029 (the “Additional Notes”) in a private offering that is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”).

The Additional Notes will be issued under the indenture governing the Issuer’s existing 4.000% senior notes due 2029 and will be consolidated and form a single class with the $750 million aggregate principal amount of these notes that were issued by the Issuer on March 29, 2021 (the “Initial Notes” and, together with the Additional Notes, the “Notes”). The Additional Notes will have the same terms as the Initial Notes, other than with respect to the date of issuance and the issue price, and will be fungible with the Initial Notes immediately upon issuance.

The Notes are guaranteed on a senior unsecured basis by each of the Issuer’s wholly owned subsidiaries that is the borrower or a guarantor under Sensata’s senior credit facilities and the issuer or a guarantor under Sensata’s outstanding series of existing notes. The Notes and the guarantees are the Issuer’s and the guarantors’ senior unsecured obligations and rank equally in right of payment to all existing and future senior unsecured indebtedness of the Issuer or the guarantors, respectively, including the senior credit facilities and outstanding series of existing notes. The Notes and the guarantees are senior to all of the Issuer’s and the guarantors’ future indebtedness that is expressly subordinated to the Notes and the guarantees. The Notes and the guarantees are effectively junior to the Issuer’s and the guarantors’ existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness, including indebtedness under the senior credit facilities, and are structurally subordinated to all of the existing and future obligations of any of the Issuer’s subsidiaries that do not guarantee the Notes.

Sensata Technologies intends to use the net proceeds from the offering of the Additional Notes for general corporate purposes, which may include working capital, capital expenditures, the acquisition of other companies, businesses or assets, strategic investments, the refinancing or repayment of debt, and share repurchases.

The Additional Notes and the related guarantees will be offered only to persons reasonably believed to be “qualified institutional buyers” in reliance on the exemption from registration provided by Rule 144A under the Securities Act and to non-U.S. persons outside the United States in compliance with Regulation S under the Securities Act. The Additional Notes and the related guarantees have not been and will not be registered under the Securities Act or the securities laws of any state or other jurisdiction and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities or blue sky laws or outside the United States except in compliance with foreign securities laws.

Any Additional Notes that are issued pursuant to Regulation S under the Securities Act will trade under different CUSIP/ISIN numbers until 40 days after the issue date of such Additional Notes but thereafter may be transferred into the same CUSIP/ISIN numbers assigned to the Initial Notes that were issued pursuant to Regulation S.

This press release is for informational purposes only and shall not constitute an offer to sell or a solicitation of an offer to buy the Additional Notes or any other securities. The offering of Additional Notes is not being made to any person in any jurisdiction in which the offer, solicitation or sale is unlawful. Any offers of the Additional Notes will be made only by means of a private offering memorandum.

About Sensata Technologies

Sensata Technologies is a leading industrial technology company that develops sensors, sensor-based solutions, including controllers and software, and other mission-critical products to create valuable business insights for customers and end users. For more than 100 years, Sensata has provided a wide range of customized, sensor-rich solutions that address complex engineering requirements to help customers solve difficult challenges in the automotive, heavy vehicle & off-road, industrial and aerospace industries. With more than 19,000 employees and operations in 12 countries, Sensata’s solutions help to make products safer, cleaner and more efficient, more electrified, and more connected.

Safe Harbor Statement

Statements in this release which are not historical facts, such as those that may be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “would,” and similar expressions, are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. These risks and uncertainties include, but are not limited to, the consummation of the offering by the Issuer and the use of proceeds. Detailed information about some of the other known risks is included in our Annual Report on Form 10-K for the year ended December 31, 2020 and our other reports filed with the Securities and Exchange Commission. Because actual results could differ materially from our intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Except as required by applicable law, we do not undertake to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events, or otherwise.

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Media Contact:	Investor Contact:

Alexia Taxiarchos	Jacob Sayer
Head of Media Relations	Vice President, Finance
+1 (508) 236-1761	+1 (508) 236-1666
ataxiarchos@sensata.com	jsayer@sensata.com